Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK CORE BOND TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated June 27, 2025 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated May 15, 2025 (together with the Prospectus Supplement, the “Prospectus”) is 6,943,944 common shares of beneficial interest (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on June 27, 2025, is the final prospectus relating to the Offering.